Exhibit 10.30
Dear               :
     This letter agreement amends the employment agreement dated           , from EverBank Financial Corp (the “Employment Agreement”).
     The purpose of this letter is to amend the Employment Agreement to reflect the legal requirements under Section 409A of the Internal Revenue Code and the applicable advice and regulations issued thereunder. Section 409A has a far-reaching impact on all types of deferred compensation plans. It covers not only traditional non-qualified deferred compensation plans, but also employment and severance arrangements. Section 409A applies to your Employment Agreement with the Company because you have certain continuing rights and benefits should your employment with the Company terminate under certain circumstances.
     The burden for non-compliance with Section 409A falls on the individual, not on the Company. Non-compliance can result in immediate taxation of deferred amounts plus an additional tax of 20%. The Company’s Compensation Committee has approved this amendment to your Employment Agreement to minimize the possibility that you could be assessed a 20% additional tax and other penalties in connection with receiving benefits under the agreement. The proposed amendments are not intended to alter the substantive terms of your post employment benefits or change the amount of your benefits; however, the proposed amendments place certain parameters on the time and form of payments or benefits in order to comply with the terms of Section 409A and thus avoid liability for you.
     In order to be compliant with Section 409A, this letter must be accepted by you and returned to me by      .
     The Employment Agreement is amended by this letter only to the extent that any of the terms of the Employment Agreement conflict with the terms of this letter, in which case the terms of this letter shall supercede the prior terms of the Employment Agreement. All other terms of the Employment Agreement shall remain in full force and effect.
Compliance with Section 409A.
          (a)   This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code (“Section 409A”) and applicable advice and regulations issued thereunder.
          (b)   The intent of the parties is that payments and benefits under this Agreement comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary: (i) if at the time of the Employee’s termination of employment with the Company, the Employee is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) until the date that is six (6) months following the Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to the Employee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to the Employee under this Agreement until the Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and (iv) each amount to be paid or benefit to be provided to the Employee pursuant to this Agreement, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. The Company shall consult with the Employee in good faith regarding the implementation of the provisions of this Section; provided that neither the Company nor any of its employees or representatives shall have any liability to the Employee with respect to thereto.
          (c)   Whenever in this Agreement the provision of payment or benefit is conditioned on Employee’s execution and non-revocation of a waiver and release of claims, such waiver and release must be executed, and all revocation periods must have expired, within sixty (60) days after the date of termination of Employee’s employment, but the Company may elect to commence payment at any time during such sixty (60)-day period, provided, however, to the extent that the payment or benefit is “deferred compensation” within the meaning of and subject to Section 409A, such payment shall be made in the later year if the sixty (60) day period spans two taxable years.
     If you accept the terms of this letter as outlined above, please sign the enclosed copy where indicated and return it to me by      .
Sincerely,

Robert M. Clements
Chairman and Chief Executive Officer
EverBank Financial Corp

Accepted:	Date: , 2011